United States
                        Securities And Exchange Commission
                             Washington, D.C. 20549

                               ------------------

                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

                       Date of Report: October 8, 2003

                                 BERT Logic Inc.
             (Exact name of registrant as specified in its charter)

          Washington                    000-32801               91-2034750
(State or other jurisdiction of      (Commission file        (I.R.S. Employer
incorporation or organization)            number)           Identification No.)


                                 BERT LOGIC INC.
                          c/o Abramovich, Yosef, Hakim
                     "Toyota Towers"    65  Igal  Alon  St.
                            Tel-Aviv  67443  ISRAEL
                            Tel: 011-972-(0)3-5628288
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


          (Former name or former address, if changed since last report)



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ITEM 5. OTHER INFORMATION

Research Agreement

On October 8, 2003 the Company entered into a Research and License Agreement (the "Agreement") with Yeda Research and Development Company Limited located in Rehovot, Israel. The agreement relates to the rights of Bert Logic, Inc. (the "Company") to have the license from Yeda related to research conducted and to be conducted at the Weizmann Institute of Science, under the supervision of Professor Yair Reisner of the Department of Immunology, and relates to an invention comprising methods of organ transplantation utilizing developing nephric tissue. The License granted to the Company shall expire at the later of
(i) the expiration of the patents in the country of sale, or (ii) 15 years from the date of receipt of FDA New Drug Approval (in the United States), or the equivalent in any other country in which the products are sold.

The Company has agreed, within 120 days of the date of signature of the Agreement, to issue to Yeda (i) a warrant, exercisable at an aggregate exercise price of US $900 to purchase up to 2.23% of the issued and outstanding shares of common stock of the Company immediately following the exercise of such warrant and (ii) a warrant, exercisable at an aggregate exercise price of US $1,100 to purchase up to 2.67% of the issued and outstanding shares of the Company immediately following the exercise of such warrant provided that the maximum number of shares of common stock that Yeda may exercise under the warrants shall be 771,713 and 923,979, respectively (in each case as such number of shares of common stock shall be appropriately adjusted in the event of stock splits, stock dividends, capital reorganizations, reclassifications, recapitalizations and the like as well as issuances or sales by the Company of shares for par value only, for consideration less than par value and for no consideration, all in accordance with the terms and conditions of said warrant, which shall be satisfactory to Yeda and to the Company). The share amounts described above are prior to, and will be adjusted to reflect, the three for one forward split described below. Each such warrant shall be exercisable for a period beginning one year after the date of signature of the Agreement and ending at the later of
(a) one year following the termination of the Agreement and (b) ten years after the date of signature of the Agreement and to have such further terms and conditions as shall be satisfactory to Yeda and the Company.

The Company also undertakes to pay to Yeda the following: (i) with regard to the first year of the research period (commencing on April 9, 2003), the amount of US $450,000 of which a non-refundable installment of US $225,000 shall be due and payable on October 9, 2003 and a non-refundable installment of US $225,000 shall be due and payable on January 9, 2004,; and (ii) with regard to the second and third years of the research period, respectively, an amount which shall be not less than US $900,000 and not more than US $1,000,000 per year to be determined by mutual agreement of the parties no later than 30 days prior to the commencement of the relevant year, in 4 equal 3 monthly non-refundable installments, payable in advance at the beginning of each 3 (three) month period during such year. If the parties fail to reach agreement within the time frame referred to above regarding the amount of the research budget payable for the second or third year of the research period (as the case may be), then the research budget for such year shall be US $900,000 and Yeda shall procure the performance of research for such reduced amount.

The Company has also agreed that within one year from the date of the Agreement, the Company will submit a development program to Yeda for its approval. The Company further undertakes to use its best efforts to commercialize the licensed products. The Company also agreed to pay Yeda a license fee of (i) $50,000 per year; (ii) 4% of net sales of all products using the licensed technology; (iii) 33% of all sublicense fees for all agreements entered into within one year of the Agreement; and (iv) 16% of all sublicense fees for all agreements entered into after such one year period.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K.

Name change / Forward stock split

On October 9, 2003, the Company's Board of Directors resolved to change the name of the Company from Bert Logic, Inc. to "Tissera, Inc." The Company intends to file a Certificate of Amendment to the Company's certificate of Incorporation with the State of Washington to effectuate such resolution. The Company is

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changing its name in order to provide a new identity for the Company's scientific research and development operations.

Additionally, the Company's Board of Directors resolved to effectuate a forward split of the Company's common stock on a 3:1 basis. The additional shares issued pursuant to the forward stock split will be fully paid and non-assessable. All new shares will have the same par value, voting rights and other rights as old shares. The three for one forward stock split is being effectuated by increasing the number of issued and outstanding shares at the ratio of 3 for 1. Accordingly, as a result of the forward stock split, the Company will have approximately 18,036,000 shares outstanding and shall have 81,964,000 authorized unissued shares, which shares may be issued in the future in connection with acquisitions, subsequent financings or as determined by the Company's board of directors.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

10.1   Research and Development Agreement with Yeda Research and
       Development Company Limited

10.2 Certificate of Amendment to the Company's Certificate of Incorporation

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Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            BERT  Logic  Inc.

            Date: October 10, 2003

            /s/  Bob Pico
            -------------------------------------------
            Sole Director and Chief Executive Officer